SUBLEASE

THIS SUBLEASE, made this 1st day of October, 2013 between Columbia Filters, Inc. with its principal office at 255 Highland Cross, Rutherford, NJ 07070 ("Sublessor"), and REG Liquors, LLC dba Wired For Wine with its principal office at 255 Highland Cross, Rutherford, NJ 07070 ("Sublessee").

WITNESSETH:

That in consideration of the mutual agreements herein contained, the parties hereto do hereby covenant to and with each other as follows:

1. Sublessor does hereby sublease to Sublessee a portion of the building commonly described as 255 Highland Cross, Rutherford, New Jersey consisting of approximately 1500 square feet ("Subleased Premises").

   TO HAVE AND TO HOLD the above described subleased premises, together with the tenements, appurtenances and easements thereunto belonging, at the rental and upon the terms and conditions herein stated for a terms commencing October 1, 2013 and extending through September 30, 2018.

2. Sublessee does hereby agree to pay to Sublessor, as the rent in twelve equal installments of $1500.00 rent for the subleased premises, the sum of $18,000.00 per year, payable in advance on the first day of each calendar month during the term hereof. Said payments shall be made by checks payable to Sublessor and mailed to it at 255 Highland Cross, Rutherford, New Jersey or by checks without any deduction, abatement or set off for any reason, whatever and made payable to any other payee or mailed to any other address which Sublessor, or any successor in interest of Sublessor, may in writing designate. If sublessee's possession commences on other than the first day of the month, Sublessee shall occupy the subleased premises under the terms, conditions and provisions of this sublease, and the prorated portion of the monthly rent for said month shall be paid and the terms of the sublease shall commence on the first day of the month following that in which possession is given. In the event any amounts due under the sublease are not paid to Sublessor by Sublessee within five (5) wording days from the due date, Sublessee agrees to pay Sublessor as additional rent a late charge at the rate of 5% for each dollar so overdue for each month or part thereof that the same remains overdue. Sublessee further agrees to pay sublessor any costs incurred by Sublessor in effecting the collection of such past due rent and late charge including, but not limited to, fees of any attorney or collection agency. Nothing herein contained shall limit any other remedy of the Sublessor.

3. Sublessee has deposit with Sublessor the sum of $1,000.00. Said security deposit shall be retained by Sublessor until the termination of the Sublease and applied to the extent necessary to cure any default in rent or compensate Sublessor for damage to the Subleased Premises caused by Sublessee or cleaning expense incurred upon termination or expiration of the Sublease Term. To the extent not so applied, the security deposit shall be returned to Sublessee upon expiration or termination of the Sublease. Sublessor need not retain the security deposit in a separate account or accrue or pay interest on the deposit amount.

4. Sublessor covenants that it is seized of the Subleased Premises under the terms and provisions of a certain lease dated October 1, 2013 ("the lease").Sublessee agrees that Sublessee will not, during the term of this Sublease, violate any of the terms and conditions of the Lease. Sublease further agrees that in the event the lease is terminated before the expiration of the term of this Sublease, then this Sublease and all of the rights and obligations of the parties hereto shall also terminate as of the date of termination of the lease. The sublease is subject to all of the terms and provisions of the lease (other than payment of rent and other than any provisions of the Sublease which are inconsistent with the lease), and Sublease agrees to bound thereby, to duly perform all such terms and conditions, and to indemnify and hold Sublessor harmless from any violation of the terms and conditions of the lease.

5. Sublessee has inspected the Subleased premises and found them to be in good condition and agrees to accept the same in their present condition. Sublessee agrees at Sublessee's expense, to property maintain and keep in good repair the Subleased Premises during the term hereof. It is further agreed that the Sublessor shall not be liable for any injury or damage to Sublessee or to the agents, employees, or property of Sublessee caused by defective fixtures or pipes, or any defective condition of the subleased premises, except as may otherwise be provided herein.

6. Sublease agrees not to make any alterations or improvements, structural or otherwise, to the Subleased Premises without first obtaining the written consent of Sublessor. On the expiration of the term of this sublease, or the sooner termination thereof, Sublessee agrees to remove Sublessee's equipment and other personal property from the Subleased Premises and to return the Subleased Premises to Sublessor in good condition, allowance being made for ordinary wear and tear.

7. Sublessee agrees, during the term hereof, to pay all charges for electricity, water, gas, heat, telephone, and other utility services used on the Subleased Premises.

8. Sublessor covenants and agrees to comply with all statues or ordinances of any government body whether municipal, city, state, or federal, including Occupational Safety and Health Act of 1970, the Industries Site Recovery (ISRA) and regulations promulgated thereunder, which affect Sublessee's use and company of the Subleased Premises.

9. In case default is made in the payment of rent herein agreed to be paid, or in case default is made in the performance of any other covenant or agreement herein contained on the part of Sublessee and any such default shall continue for ten (10) days after notice thereof in writing given by Sublessor, its agent or attorney, to Sublessee, or should Sublessee's business, or should an attachment or execution be levied against Sublesee's fixture's or merchandise in the Subleases Premises and the same not be released within thirty (30) days after levy, then, in any of such events, Sublessor, at its option, may declare the sub tenancy ended and may regarding-enter upon the Subleased Premises either with or without process of law, and without prejudice to any remedy or claim for arrears of rent or breach of covenant or a agreement hereby imposed upon Sublesee. Sublessee agrees to pay all costs, attorney's fees and expenses incurred by Sublessor in enforcing any of the terms, provisions, covenants or agreements herein contained.

10. Sublessee agrees to indemnify and save Sublessor harmless of and from any and all liability, damage expense, cause of action, suits, claims or judgments resulting from injury to person or property on the Subleased Premises or on the adjoining streets and sidewalks which arise out of the act, failure to act, or negligence of Sublessee, Sublessee's agents, employees, invitees or guests. Sublesee further agrees that Sublessee will, at all times during the term of this Sublease, at Sublessee's sole cost and expense, maintain a comprehensive public liability insurance policy insuring the Lessor and Sublessor against any claim or liability for personal injury to or death of any persons, and/or damage to property occurring in or about the premises or any appurtenances thereto. Such policy shall provide for limits of liability thereunder of not less than One Million ($1,000,000.00) Dollars in respect to personal injury or death to any one person. One Million ($1,000,000.00) Dollars in respect to personal injury or death to any number of persons and One Million ($1,000,000.00) Dollars in respect to property damage. The limit of any such insurance shall not limit the liability of the Sublessee hereunder. The policy or policies of insurance to contain a statement that the insurer insures against the contractual liability assumed by Sublessee, under the provisions of this sublease. Sublessee further agrees to deliver to Sublessor, prior to commencement of the term hereof, a certificate or certificates of an insurance company or companies satisfactory to Sublessor, evidencing such insurance indicating that Sublessor is named as joint insured therein and containing a provision for non-cancellation until thirty (30) days after service of a written notice of cancellation upon Sublessor.

11. Sublessee agrees that in the event the Subleased Premises are materially damaged by reason of fire, or by other cause, or in the event a material portion of the Subleased Premises is condemned by any person or corporation, municipal, public, private or otherwise. Sublessor may at its option, terminate this Sublease by delivering or mailing to Sublessee fifteen (15) days written notice of such termination. Such termination shall discharge the parties hereto from any further rights or obligations under the provisions of this Sublease. Sublessor shall be the sole judge as to what constitutes material damage or a material portion of the Subleased Premises.

12. Any notice provided for herein may be given by registered or certified United States mail, postage prepaid, and addresses, if to Sublessor to Columbia Filters at 255 Highland Cross Rutherford, NJ 07070 and if to Sublessee, to Marido Industries at 255 Highland Cross Rutherford, NJ 07070. The person whom and the place to which notices are to be mailed may be changed from time to time by either party by written notice given to the other party. A copy of said notice is to be mailed to the attorney for each party as follows:

Sublessor: Frederick C. Biehl, Esq.
Soriano, Henkel, Biehl & Matthews, P.C.
75 Eisenhower Parkway
Roseland, New Jersey 07068

Sublessee: Robert Williams, Esq.
622 Eagle Rock Avenue
West Orange, NJ 07052

13. Sublessee agrees not to assign this Sublease nor any interest therein, nor to further sublet the Subleased Premises or any portion thereof, without first securing the written consent of Sublessor.

14. Notwithstanding any other provision of this Sublease, this Sublease shall not become effective until Sublessor has first obtained the duly executed consent of the Lessor under the Sublease to the granting of this Sublease.

15. Sublessor shall deliver the Subleased Premises in broom clean condition with all mechanical, plumbing and electrical systems in proper working order.

16. Sublessor shall be granted a 5 year option period by the Sublessor if during the period of the lease no defaults or late payments have occurred. Sublessee must give written notice (Certified Mail) to the Sublessor and Lessor 120 days prior to the end of the lease term of its intention to exercise the option.

17. The Sublease shall use 5 of 20 marked spaces assigned by the Sublessor.

18. The parties represent and warrant to the other that no broker was involved in this transaction.

19. It is agreed that this Sublease contains the entire agreement between the parties hereto and that in executing this Sublease, Sublessee does not rely upon any statement, promise, or representation not herein expressed, that all covenants, agreements, and conditions shall apply to and bind and inure to the benefit of the successors and/or assigns of Sublessor and the successors and/or permitted assigns of Sublessee.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

(Sublessor) Margaret Pizzone
Columbia Filters, Inc.
By: Margaret Pizzone, VP

(Sublessee) R. Evans Gebhardt, Jr.

REG Liquors, LLC
By: Ronald Evans Gebhardt, Jr.

I hereby consent to the change in ownership OF REG Liquors, LLC. TO Australian Boutique Spirits PTY, LTD

Margaret Pizzone
Columbia Filters Inc.
10/13/21